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                                                                       EXHIBIT 8
                                  May 6, 2002
ALLTEL Corporation
One Allied Drive
Little Rock, AR  72203

         Re:     Offering of Equity Units

Ladies and Gentlemen:

         We have acted as counsel to ALLTEL Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Prospectus Supplement, dated April 30, 2002 (the "Prospectus Supplement"), to the Prospectus, dated April 10, 2002 (the "Prospectus"), relating to the issuance of 25,000,000 Equity Units, which may be increased to 28,750,000 Equity Units if the underwriters' overallotment option is exercised in full (collectively, the "Equity Units"). Each Equity Unit will initially consist of a Corporate Unit (each a "Unit" and collectively, the "Units"), each with a stated amount of $50, and each of which will initially consist of (i) a purchase contract under which the holder agrees to purchase shares of common stock, $1.00 par value (the "Common Stock") of the Company on May 17, 2005, and (ii) a senior note issued by the Company for a principal amount of $50 and due May 17, 2007 (each, a "Note" and collectively, the "Notes").

         In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Registration Statement on Form S-3 (File No. 333-85142) of the Company filed with the Securities and Exchange Commission (the "Commission") on March 28, 2002 under the Securities Act of 1933, as amended (the "Securities Act"),
(ii) the Prospectus, (iii) the Prospectus Supplement, (iv) the Indenture, dated January 1, 1987, between the Company and J.P. Morgan Trust Company, National Association, as trustee (the "Trustee"), as supplemented from time to time, including the Tenth Supplemental Indenture, dated as of May 6, 2002, between the Company and the Trustee, (v) the Purchase Contract Agreement, dated as of May 6, 2002, between the Company and J.P. Morgan Trust Company, National Association, as purchase contract agent, and (vi) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon statements and representations made to us by representatives of the Company. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements, and representations referred to above.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or

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May 6, 2002
page2

photostatic copies, the authenticity of the originals of such latter documents and the conformity of the Units to the terms set forth in the Registration Statement. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or otherwise, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court of law. A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

         Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions, and limitations contained therein, we are of the opinion that:

         (1) although the discussion set forth in the Prospectus Supplement under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Units, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, and disposition of the Units, based upon current United States federal income tax law; and

         (2) the Notes will be treated as indebtedness of the Company for United States federal income tax purposes.

         We express no opinion concerning any tax consequences associated with the Units other than those specifically set forth herein.

         This opinion is delivered to you solely for use in connection with the Prospectus Supplement and is not to be used, circulated, quoted, or otherwise referred to for any other

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May 6, 2002
page 3

purposes, or relied upon by any other person, without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

                                             Very truly yours,

                                             /s/ Kutak Rock LLP

                                             KUTAK ROCK LLP